EXHIBIT 99.1


News Release         News Release            News Release           News Release

[LOGO OF AMERICAN EXPRESS]

Contacts:            Frank Vaccaro               Michael J. O'Neill
                     212-640-3327                212-640-5951
                     frank.vaccaro@aexp.com      mike.o'neill@aexp.com



FOR IMMEDIATE RELEASE

-------------------------------------------------------------------------------


                    AMERICAN EXPRESS REPORTS RECORD EARNINGS
               AND REVENUES FOR FOURTH QUARTER AND FULL YEAR 2004

              Results Reflect Strong Growth in Cardmember Spending
                          and Excellent Credit Quality

                 (Dollars in millions, except per share amounts)

                                                  Quarters Ended       Percentage       Years Ended          Percentage
                                                   December 31,         Inc/(Dec)       December 31,          Inc/(Dec)
                                                   ------------         ---------       ------------         ----------
                                                 2004         2003                    2004        2003
                                                 ----         ----                    ----        ----
   Revenues                                   $ 7,771      $ 7,038        10%     $ 29,115       $ 25,836       13%

   Income Before Accounting Change            $   896      $   776        16%     $  3,516       $  3,000       17%
   Net Income                                 $   896      $   763**      17%     $  3,445*      $  2,987**     15%

   Earnings Per Common Share - Basic:
      Income Before Accounting Change         $  0.72      $  0.61        18%     $   2.79       $   2.34       19%
      Net income                              $  0.72      $  0.60**      20%     $   2.74*      $   2.33**     18%
   Earnings Per Common Share - Diluted:
      Income Before Accounting Change         $  0.71      $  0.60        18%     $   2.74       $   2.31       19%
      Net income                              $  0.71      $  0.59**      20%     $   2.68*      $   2.30**     17%

   Average Common Shares Outstanding
      Basic                                     1,242        1,277       (3)%        1,259          1,284      (2)%
      Diluted                                   1,270        1,299       (2)%        1,285          1,298      (1)%

   Return on Average Total Shareholders'
   Equity***                                    22.0%        20.6%                   22.0%          20.6%
-----------------------------------------------------------------------------------------------------------------------------------


* Reflects a $109 million non-cash pre-tax charge ($71 million after-tax), or $0.05 on a basic per share basis and $0.06 on a diluted per share basis, relating to the January 1, 2004 adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and Separate Accounts" (SOP 03-1).

** Reflects a $20 million non-cash pre-tax charge ($13 million after-tax), or $0.01 per share on both a basic and diluted basis, relating to the December
     31, 2003  adoption of Financial  Accounting  Standards   Board  (FASB)
     Interpretation  No. 46,  "Consolidation of Variable Interest Entities" (FIN
     46), revised December 2003.

*** Computed on a trailing 12-month basis using total Shareholders' Equity as included in the Consolidated Financial Statements prepared in accordance with U.S. generally accepted accounting principles (GAAP).

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                                                                               2


     New York - January 24, 2005 - AMERICAN EXPRESS COMPANY today reported record net income of $896 million for the fourth quarter, up 17 percent from $763 million a year ago. Diluted earnings per share (EPS) rose to $0.71, up 20 percent from $0.59 a year ago.

     The company's 2004 return on equity was 22.0 percent.

     Consolidated revenues for the fourth quarter rose 10 percent to $7.8 billion, up from $7.0 billion a year ago. This growth reflects record cardmember spending, higher average cardmember lending balances and strong travel sales. It also reflects increased revenue from higher client asset levels at American Express Financial Advisors (AEFA).

     Consolidated expenses totaled $6.6 billion, up 11 percent from $5.9 billion a year ago. This increase primarily reflects higher expenses for marketing, promotion, rewards and cardmember services and human resources.

     As previously announced, the company recorded fourth quarter charges of $102 million in connection with several initiatives principally relating to the restructuring of the company's business travel operations, the decision to sell certain operations of American Express Bank (AEB) and the relocation of certain functions in the company's finance operations. These charges include both employee severance obligations, as well as other costs principally relating to the early termination of certain real estate property leases. In addition, during the fourth quarter, the company recorded a $117 million net gain on the previously announced sale of the leasing product line in its small business financing unit, American Express Business Finance Corporation (AEBF).

     For the full year, American Express reported record income before accounting change of $3.5 billion, up 17 percent from $3.0 billion a year ago. Net income was a record $3.4 billion, up 15 percent from $3.0 billion a year ago. EPS before accounting change was $2.74, up 19 percent from $2.31 a year ago. EPS after accounting change was $2.68, up 17 percent.

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                                                                               3


     "We delivered excellent results for both the fourth quarter and the full year," said Kenneth I. Chenault, Chairman and Chief Executive Officer. "Record levels of cardmember spending along with higher client asset levels generated double digit revenue growth throughout the year. Credit quality remained excellent and reengineering efforts helped to contain our expenses.

     "Cardmember spending and transaction levels were exceptionally strong in the fourth quarter. We generated strong volumes in the U.S. retail and everyday spending categories as spending during the holiday shopping period on American Express cards was the best it has ever been. Travel and entertainment spending also continued to rebound and spending on cards issued by new and existing bank partners continued to grow at high rates. Based on preliminary U.S. industry data for holiday credit card spending, we outpaced our network competitors and gained share at one of the fastest rates during the past five years. Average spending by our cardmembers grew substantially and we continue to have a wide lead over Visa and MasterCard in this key measure.

     "All in all, we generated great momentum and expanded our presence in the market with the addition of nearly five million new cards in force last year. This is one of our largest annual increases and reflects continued expansion of our consumer, small business and corporate base. It also reflects strong growth from our bank partners who issue cards on the American Express network. In the U.S., our partnership with MBNA is off to a great start and we are very pleased with the quality of cards it has added to our network."

     FOURTH QUARTER 2004 RESULTS
     The overall increase in fourth quarter revenues reflected 11 percent growth at Travel Related Services (TRS), 9 percent growth at AEFA and a slight increase at AEB. More specifically:

     o Discount revenue rose 16 percent, resulting from a 17 percent increase in cardmember spending on American Express cards.

     o Other commissions and fees increased 16 percent, principally driven by greater card-related volumes.

     o Travel commissions and fees increased 9 percent, primarily as a result of higher travel sales.

     o Management and distribution fees icreased 8 percent due to higher levels of assets under management.

     o Net investment income rose 5 percent, primarily reflecting higher asset levels.

     The overall rise in fourth quarter expenses reflected increases of 10 percent at TRS, 10 percent at AEFA and 23 percent at AEB. More specifically, the overall increase reflected:
     o A 26 percent increase in marketing, promotion, rewards and cardmember services expenses, primarily due to a 24 percent increase at TRS.

     o A 17 percent increase in human resources expenses driven by severance costs associated with the previously discussed restructuring of certain operations, merit increases, higher management incentives (including the impact of an additional year of incremental stock-based compensation expenses) and increased employee benefits costs.

     These items were partially offset by:
     o A slight decline in total provision for losses as credit quality remained strong in TRS' charge and lending portfolios. The decline is attributable to a 10 percent decrease in the lending provision at TRS partially offset by a 6 percent increase in provisions at AEFA.

     The consolidated tax rate for the quarter was lower, driven primarily by changes in international funding strategy at TRS in 2004, favorable tax audit experience and a favorable adjustment to the current taxes payable account. The changes at TRS are expected to benefit future effective tax rates and be offset in part by higher related funding costs.

     TRAVEL RELATED SERVICES (TRS) reported quarterly net income of $729 million, up 20 percent from $606 million a year ago.

     The following discussion of fourth quarter results presents TRS segment results on a "managed basis," as if there had been no cardmember lending securitization transactions. This is the basis used by management to evaluate operations and is consistent with industry practice. For further information about managed basis and reconciliation of GAAP and managed TRS information, see the "Managed Basis" section below. The AEFA, AEB and Corporate and Other sections below are presented on a GAAP basis.

     Total net revenues for the fourth quarter increased 11 percent over the same period a year ago to a record $6.0 billion, reflecting continued strong growth in spending and borrowing on American Express Cards and higher travel sales.

     Record cardmember spending contributed to a 16 percent increase in discount revenue. The increase was driven by higher average cardmember spending, the continued benefit of rewards programs and the net addition of 4.9 million cards-in-force. The higher business volumes were driven by continued strong growth in the retail, everyday spending, travel and entertainment sectors. Spending on cards issued by the company's network partners increased more than 40 percent from a year ago. The benefits of overall higher cardmember spending were partially offset by a slightly lower average discount rate that reflected a change in the mix of business toward the retail and everyday spending categories.

     Other commissions and fees increased 16 percent due to higher card-related fees from greater volumes. Net finance charge revenue increased 7 percent, primarily reflecting 7 percent growth in average worldwide lending balances.

     Travel commissions and fees grew 9 percent, reflecting 14 percent growth in travel sales. Net card fees rose 5 percent, primarily as a result of a higher number of cards-in-force.

     Total expenses increased 10 percent, reflecting higher costs for marketing, promotion, rewards and cardmember services, human resources, interest expense and professional services. These increases were partially offset by reduced provisions for losses and other operating expenses.

     Marketing, promotion, rewards and cardmember services expenses increased 24 percent, reflecting both greater rewards costs and higher marketing and promotion expenses. The growth in rewards costs is attributable to a higher redemption rate, strong volume growth and the continued increase in cardmember loyalty program participation. The increase in marketing and promotion expenses is primarily due to the company's new brand advertising campaign and continued focus on business-building initiatives.

     Human resources expenses increased 17 percent, largely due to restructuring related severance costs, merit increases, higher management incentives, including an additional year of incremental stock-based compensation expenses, and increased employee benefits costs.

     Credit quality remained strong in both the charge card and lending portfolios. The total provision for losses declined slightly, as a 4 percent decline in the lending provision was partially offset by a 5 percent volume-driven increase in the charge card provision. Reserve coverage ratios remained strong, reflecting excellent credit performance and the company's view of the environment.

     Charge card interest expense increased 5 percent largely due to higher average receivable balances.

     Professional services expense increased 9 percent, primarily due to increased technology costs that were driven by higher business and service-related volumes. Other operating expenses decreased 10 percent as the net gain on the AEBF leasing sale was partially offset by the previously mentioned restructuring charges.

     For the full year 2004, TRS reported record net income of $2.9 billion, up 17 percent from $2.4 billion a year ago. On both a GAAP and managed basis, the increase reflected strong growth in both business and travel volumes, as well as a decrease in provision for losses and lower funding costs. These factors were partially offset by an increase in expenses for marketing, promotion, rewards and cardmember services and human resources.

     AMERICAN EXPRESS FINANCIAL ADVISORS (AEFA) reported fourth quarter net income of $218 million, up 20 percent from $182 million a year ago. Income before accounting change of $218 million was up 12 percent from $195 million a year ago. Total revenues increased 9 percent.

     Net investment income increased 6 percent from year-ago levels, reflecting higher levels of invested assets. Investment management and service fees increased 11 percent, reflecting higher levels of assets under management due to higher average equity values and net asset inflows. Distribution fees increased 4 percent principally because of higher assets in wrap accounts. Property-casualty insurance premiums rose from last year, reflecting an 18 percent increase in the average number of policies in-force generated, most notably from the Costco relationship. Other revenues increased 36 percent, primarily reflecting higher fees earned on financial planning and advice services.

     Total expenses increased 10 percent as a result of higher human resources costs and provisions for losses and benefits.

     Provisions for losses and benefits increased 6 percent, largely due to higher interest crediting rates and volume growth on certificate products.

     Total human resources expenses rose 18 percent from year-ago levels, primarily due to higher sales compensation-related expenses and higher management incentive costs.

     Pre-tax income of $248 million was essentially unchanged from a year ago. The effective tax rate decreased primarily as a result of a favorable adjustment to the current taxes payable account.

     For the full year 2004, AEFA's income before accounting changes was $806 million, up 18 percent from $682 million a year ago. Net income for 2004 was $735 million, up 10 percent from $669 million a year ago. This increase primarily reflected improved market conditions.

     AMERICAN EXPRESS BANK (AEB) reported fourth quarter net income of $6 million, which included charges of $35 million pre-tax ($22 million after-tax) related to the previously announced restructuring of certain operations. A year ago, fourth quarter net income totaled $29 million. The fourth quarter 2004 restructuring charges were partially offset by lower provision for losses, which reflected the continued stabilization of write-offs in the consumer-lending portfolio. The quarterly results also reflected higher commissions and fees in the Financial Institutions Group and Private Banking. These benefits were partially offset by lower net interest income and higher operating expenses.

     For the full year 2004, AEB reported net income of $96 million versus $102 million a year ago. AEB's 2004 full year net income included pre-tax restructuring charges of $44 million ($29 million after-tax).

     CORPORATE AND OTHER reported fourth quarter net expenses of $57 million, compared with $54 million a year ago. Net expenses for 2004 were $238 million compared with $214 million a year ago, primarily due to higher corporate investment spending on compliance and technology projects.

                                       ***

     MANAGED BASIS - TRS
     Managed basis means the presentation assumes there have been no securitization transactions, i.e. all securitized cardmember loans and related income effects are reflected as if they were in the company's balance sheet and income statements, respectively. The company presents TRS information on a managed basis because that is the way the company's management views and manages the business. Management believes that a full picture of trends in the company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans.

     Asset securitization is just one of several ways for the company to fund cardmember loans. Use of a managed basis presentation, including non-securitized and securitized cardmember loans, presents a more accurate picture of the key dynamics of the cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time.

     For example, irrespective of the funding mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the company's performance and which can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis.

     The Consolidated Section of this press release and attachments provide the GAAP presentation for items described on a managed basis.

                                       ***

     The following table reconciles the GAAP-basis TRS income statements to the managed-basis information.



Travel Related Services
Selected Financial Information

                                                                                 Effect of Securitizations (unaudited)
                                                                            Securitization
(preliminary, millions)                       GAAP Basis (unaudited)            Effect                Managed Basis
                                         --------------------------------- ----------------- ---------------------------------
                                                               Percentage                                          Percentage
Quarters Ended December 31,                  2004      2003     Inc/(Dec)    2004     2003      2004       2003     Inc/(Dec)
                                         ---------- --------- ------------- ------- -------- --------- ---------- ------------
Net revenues:
  Discount revenue                        $ 2,817    $ 2,432       16%
  Lending:
    Finance charge revenue                    716        654        9       $ 621    $ 532    $ 1,337    $ 1,186       13%
    Interest expense                          156        123       26         132       84        288        207       38
                                          --------- ----------              ------- -------- --------- -----------
      Net finance charge revenue              560        531        6         489      448      1,049        979        7
  Net card fees                               491        467        5
  Travel commissions and fees                 484        445        9
  Other commissions and fees                  606        515       18          54       53        660        568       16
  Travelers Cheque investment income           94         93        1
  Securitization income, net                  325        293       11        (325)    (293)         -          -        -
  Other revenues                              411        435       (6)
                                         ---------- -----------            -------- -------- --------- ----------
         Total net revenues                  5,788      5,211       11         218      208      6,006      5,419       11
Expenses:
  Marketing, promotion, rewards and
    cardmember services                     1,416      1,141       24
  Provision for losses and claims:
    Charge card                               240        227        5
    Lending                                   296        330      (10)        218      208        514        538       (4)
    Other                                      30         28        6
                                         --------- ------------            -------- -------- --------- ----------
      Total                                   566        585       (3)        218      208        784        793       (1)
  Charge card interest expense                196        187        5
  Human resources                           1,169      1,003       17
  Other operating expenses:
    Professional services                     619        567        9
    Occupancy and equipment                   366        371       (1)
    Communications                            118        116        2
    Other                                     320        357      (10)
                                         ---------- -----------
      Total                                 1,423      1,411        1

                                         ---------- -----------            -------- -------- --------- ------------
         Total expenses                     4,770      4,327       10       $ 218    $ 208    $ 4,988    $ 4,535       10
                                         ---------- -----------            -------- -------- --------- ------------
Pre-tax income                              1,018        884       15

Income tax provision                          289        278        4
                                         ---------- -----------
Net income                                $   729    $   606       20
                                         ========== ===========




Travel Related Services
Selected Financial Information

                                                                                 Effect of Securitizations (unaudited)
                                                                            Securitization
(preliminary, millions)                       GAAP Basis (unaudited)            Effect                Managed Basis
                                         --------------------------------- ----------------- --------------------------------
                                                               Percentage                                          Percentage
Years Ended December 31,                     2004      2003     Inc/(Dec)    2004     2003      2004       2003     Inc/(Dec)
                                         ---------- --------- ------------ -------- -------- --------- ---------- -----------
Net revenues:
  Discount revenue                        $10,249    $ 8,781       17%
  Lending:
    Finance charge revenue                  2,795      2,525       11       $2,222   $2,172   $ 5,017    $ 4,697        7%
    Interest expense                          571        483       18          384      317       955        800       19
                                         ---------- -----------            -------- -------- --------- ----------
      Net finance charge revenue            2,224      2,042        9        1,838    1,855     4,062      3,897        4
  Net card fees                             1,909      1,835        4
  Travel commissions and fees               1,795      1,507       19
  Other commissions and fees                2,230      1,901       17          210      193     2,440      2,094       16
  Travelers Cheque investment income          378        367        3
  Securitization income, net                1,132      1,105        2       (1,132)  (1,105)        -          -        -
  Other                                     1,661      1,651        1
                                         ---------- -----------            -------- -------- --------- ----------
        Total net revenues                 21,578     19,189       12          916      943    22,494     20,132       12
Expenses:
  Marketing, promotion, rewards and
    cardmember services                     4,944      3,814       30          (16)     (74)    4,928      3,740       32
  Provision for losses and claims:
    Charge card                               833        853       (2)
    Lending                                 1,130      1,218       (7)         942    1,067     2,072      2,285       (9)
    Other                                     176        127       38
                                         ---------- -----------            -------- -------- --------- ----------

      Total                                 2,139      2,198       (3)         942    1,067     3,081      3,265       (6)
  Charge card interest expense                713        786       (9)
  Human resources                           4,389      3,822       15
  Other operating expenses:
    Professional services                   2,101      1,958        7
    Occupancy and equipment                 1,300      1,199        8
    Communications                            465        452        3
    Other                                   1,410      1,389        1          (10)     (50)    1,400      1,339        4
                                         ---------- -----------            -------- -------- --------- ----------
       Total                                5,276      4,998        6          (10)     (50)    5,266      4,948        6

                                         ---------- -----------            -------- -------- --------- ----------
        Total expenses                     17,461     15,618       12      $   916   $  943   $18,377   $ 16,561       11
                                         ---------- -----------            -------- -------- --------- ----------
Pre-tax income                              4,117      3,571       15

Income tax provision                        1,265      1,141       11
                                         ---------- -----------
Net income                                $ 2,852    $ 2,430       17
                                         ========== ===========



              American Express Company (www.americanexpress.com), founded in 1850, is a global travel, financial and network services provider.

                                       ***



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                                                                              12


     Note: The 2004 Fourth Quarter/Full Year Earnings Supplement, as well as
CFO Gary Crittenden's presentation from the investor conference call referred to below, will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call to discuss fourth quarter earnings results, operating performance and other topics that may be raised during the discussion will be held at 5:00 p.m. (ET) today. Live audio of the conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call also will be available today at the same web site address.

                                       ***

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO IMPROVE ITS OPERATING EXPENSE TO REVENUE RATIO BOTH IN THE SHORT-TERM AND OVER TIME, WHICH WILL DEPEND IN PART ON THE EFFECTIVENESS OF REENGINEERING AND OTHER COST-CONTROL INITIATIVES, AS WELL AS FACTORS IMPACTING THE COMPANY'S REVENUES; THE COMPANY'S ABILITY TO COST EFFECTIVELY MANAGE AND EXPAND CARDMEMBER BENEFITS, INCLUDING CONTAINING THE GROWTH OF ITS MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES; THE COMPANY'S ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35% OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65% OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; THE ABILITY OF THE COMPANY TO GENERATE SUFFICIENT REVENUES FOR EXPANDED INVESTMENT SPENDING AND TO ACTUALLY SPEND SUCH FUNDS TO THE EXTENT AVAILABLE, AND THE ABILITY TO CAPITALIZE ON SUCH INVESTMENTS TO IMPROVE BUSINESS METRICS; CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT EXPOSURES BOTH IN THE U.S. AND INTERNATIONALLY; VOLATILITY IN THE VALUATION ASSUMPTIONS FOR THE INTEREST-ONLY (I/O) STRIP RELATING TO TRS' LENDING SECURITIZATIONS; FLUCTUATION IN THE EQUITY AND FIXED INCOME MARKETS, WHICH CAN AFFECT THE AMOUNT AND TYPES OF INVESTMENT PRODUCTS SOLD BY AEFA, THE MARKET VALUE OF ITS MANAGED ASSETS, AND MANAGEMENT, DISTRIBUTION AND OTHER FEES RECEIVED BASED ON THE VALUE OF THOSE ASSETS; AEFA'S ABILITY TO RECOVER DEFERRED ACQUISITION COSTS (DAC), AS WELL AS THE TIMING OF SUCH DAC AMORTIZATION, IN CONNECTION WITH THE SALE OF ANNUITY, INSURANCE AND CERTAIN MUTUAL FUND PRODUCTS; CHANGES IN ASSUMPTIONS RELATING TO DAC, WHICH COULD IMPACT THE AMOUNT OF DAC AMORTIZATION; THE ABILITY TO IMPROVE INVESTMENT PERFORMANCE IN AEFA'S BUSINESSES, INCLUDING ATTRACTING AND RETAINING HIGH-QUALITY PERSONNEL; THE

SUCCESS, TIMELINESS AND FINANCIAL IMPACT, INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION AND OTHER EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING BALANCING THE NEED FOR LONGER-TERM INVESTMENT SPENDING; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; THE IMPACT ON THE COMPANY'S BUSINESSES RESULTING FROM CONTINUING GEOPOLITICAL UNCERTAINTY; THE OVERALL LEVEL OF CONSUMER CONFIDENCE; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S TRAVEL RELATED SERVICES PRODUCTS, PARTICULARLY CREDIT AND CHARGE CARDS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND ENHANCED CARD PRODUCTS AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDHOLDERS, CAPTURE A GREATER SHARE OF EXISTING CARDHOLDERS' SPENDING, SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; AEFA'S ABILITY TO DEVELOP AND ROLL OUT NEW AND ATTRACTIVE PRODUCTS TO CLIENTS IN A TIMELY MANNER AND EFFECTIVELY MANAGE THE ECONOMICS IN SELLING A GROWING VOLUME OF NON-PROPRIETARY MUTUAL FUNDS AND OTHER RETAIL FINANCIAL PRODUCTS TO CLIENTS; SUCCESSFULLY CROSS-SELLING FINANCIAL, TRAVEL, CARD AND OTHER PRODUCTS AND SERVICES TO THE COMPANY'S CUSTOMER BASE, BOTH IN THE UNITED STATES AND INTERNATIONALLY; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS, RETURN ON LENDING PRODUCTS AND SPREADS IN THE INSURANCE, ANNUITY AND INVESTMENT CERTIFICATE BUSINESSES; CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; BANKRUPTCIES, RESTRUCTURINGS OR SIMILAR EVENTS AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF TRS' BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; RISKS ASSOCIATED WITH THE COMPANY'S AGREEMENTS WITH DELTA AIR LINES TO PREPAY $500 MILLION FOR THE FUTURE PURCHASES OF DELTA SKYMILES REWARDS POINTS AND TO LOAN UP TO $100 MILLION TO DELTA; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; DEFICIENCIES AND INADEQUACIES IN THE COMPANY'S INTERNAL CONTROL OVER FINANCIAL REPORTING, WHICH COULD RESULT IN INACCURATE OR INCOMPLETE FINANCIAL STATEMENTS AND PUBLIC DISCLOSURES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS, INCLUDING CHANGES IN TAX LAWS OR REGULATIONS THAT COULD RESULT IN THE ELIMINATION OF CERTAIN TAX BENEFITS; THE COSTS AND INTEGRATION OF ACQUISITIONS; AND OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AND ITS OTHER REPORTS FILED WITH THE SEC.

                                       ***

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.

(Preliminary)
                           AMERICAN EXPRESS COMPANY
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
(Millions)

                                             Quarters Ended                               Years Ended
                                              December 31,                                December 31,
                                          ---------------------       Percentage    ------------------------       Percentage
                                            2004        2003          Inc/(Dec)       2004           2003          Inc/(Dec)
                                          ---------   ---------       ----------    --------       ---------       ----------
Revenues
  Discount revenue                        $   2,817   $   2,432             15.8%   $ 10,249       $   8,781             16.7%
  Net investment income                         826         786              5.1       3,118           3,063              1.8
  Management and distribution fees              788         728              8.4       3,023           2,420             24.9
  Cardmember lending net finance charge
    revenue                                     560         531              5.5       2,224           2,042              8.9
  Net card fees                                 491         467              5.2       1,909           1,835              4.1
  Travel commissions and fees                   484         445              8.6       1,795           1,507             19.1
  Other commissions and fees                    616         531             16.1       2,284           1,960             16.5
  Insurance and annuity revenues                394         366              7.4       1,525           1,366             11.6
  Securitization income, net                    325         293             10.9       1,132           1,105              2.4
  Other                                         470         459              2.5       1,856           1,757              5.7
                                          ---------   ---------                     --------       ---------
    Total revenues                            7,771       7,038             10.4      29,115          25,836             12.7
                                          ---------   ---------                     --------       ---------
Expenses
  Human resources                             1,971       1,678             17.5       7,359           6,303             16.7
  Marketing, promotion, rewards
      and cardmember services                 1,472       1,166             26.3       5,083           3,901             30.3
  Provision for losses and benefits           1,162       1,164             (0.1)      4,318           4,429             (2.5)
  Interest                                      238         205             16.3         867             905             (4.1)
  Other operating expenses                    1,745       1,735              0.5       6,537           6,051              8.0
                                          ---------   ---------                     --------       ---------
    Total expenses                            6,588       5,948             10.8      24,164          21,589             11.9
                                          ---------   ---------                     --------       ---------
Pretax income before accounting change        1,183       1,090              8.6       4,951           4,247             16.6
Income tax provision                            287         314             (8.5)      1,435           1,247             15.1
                                          ---------   ---------                     --------       ---------
Income before accounting change                 896         776             15.5       3,516           3,000             17.2
Cumulative effect of accounting change,
  net of tax                                      -         (13)(B)           #          (71)(A)         (13)(B)           #
                                          ---------   ---------                     --------       ---------
Net income                                $     896   $     763             17.5    $  3,445       $   2,987             15.3
                                          =========   =========                     ========       =========

Certain prior period amounts have been reclassified to conform to current year presentation.

# - Denotes a variance of more than 100%.

Note: Fourth quarter 2004 results reflect aggregate restructuring charges of $102 million pretax ($66 million after-tax) for initiatives executed during 2004, of which $79 million was recorded in human resources and $23 million within other operating expenses. In addition, other operating expenses include a $117 million net gain recorded in the fourth quarter on the sale of AEBF's leasing product line.

(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax) related to the January 1, 2004 adoption of SOP 03-1.

(B) Reflects a $20 million non-cash pretax charge ($13 million after-tax) related to the December 31, 2003 adoption of FIN 46, as revised.

(Preliminary)
                           AMERICAN EXPRESS COMPANY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
(Billions)

                                                           December 31,   December 31,
                                                               2004           2003
                                                           ------------   ------------
Assets
  Cash and cash equivalents                                $         10   $          6
  Accounts receivable                                                35             31
  Investments                                                        61             57
  Loans                                                              35             32
  Separate account assets                                            36             31
  Other assets                                                       16             18
                                                           ------------   ------------
    Total assets                                           $        193   $        175
                                                           ============   ============

Liabilities and Shareholders' Equity
  Separate account liabilities                             $         36   $         31
  Short-term debt                                                    14             19
  Long-term debt                                                     33             21
  Other liabilities                                                  94             89
                                                           ------------   ------------
    Total liabilities                                               177            160
                                                           ------------   ------------

  Shareholders' Equity                                               16             15
                                                           ------------   ------------
    Total liabilities and shareholders' equity             $        193   $        175
                                                           ============   ============

(Preliminary)
                           AMERICAN EXPRESS COMPANY
                               FINANCIAL SUMMARY
                                  (Unaudited)
(Millions)

                                             Quarters Ended                               Years Ended
                                              December 31,                                December 31,
                                          ---------------------       Percentage    ------------------------      Percentage
                                            2004         2003         Inc/(Dec)       2004           2003         Inc/(Dec)
                                          ---------    ---------      ----------    ---------      ---------      ----------
REVENUES
  Travel Related Services                 $   5,788    $   5,211            11.0%   $  21,578      $  19,189            12.4%
  American Express Financial Advisors         1,856        1,710             8.5        7,035          6,142            14.5
  American Express Bank                         207          205             1.1          825            801             3.0
                                          ---------    ---------                    ---------      ---------
                                              7,851        7,126            10.2       29,438         26,132            12.6
  Corporate and other, including
    adjustments and eliminations                (80)         (88)           11.0         (323)          (296)           (8.6)
                                          ---------    ---------                    ---------      ---------

CONSOLIDATED REVENUES                     $   7,771    $   7,038            10.4    $  29,115      $  25,836            12.7
                                          =========    =========                    =========      =========

PRETAX INCOME (LOSS) BEFORE ACCOUNTING
 CHANGE
  Travel Related Services                 $   1,018    $     884            15.1    $   4,117      $   3,571            15.3
  American Express Financial Advisors           248          248             0.5        1,086            859            26.5
  American Express Bank                           7           42           (83.6)         146            151            (3.1)
                                          ---------    ---------                    ---------      ---------
                                              1,273        1,174             8.5        5,349          4,581            16.8
  Corporate and other                           (90)         (84)           (7.2)        (398)          (334)          (19.4)
                                          ---------    ---------                    ---------      ---------

PRETAX INCOME BEFORE ACCOUNTING CHANGE    $   1,183    $   1,090             8.6    $   4,951      $   4,247            16.6
                                          =========    =========                    =========      =========

NET INCOME (LOSS)
  Travel Related Services                 $     729    $     606            20.2    $   2,852      $   2,430            17.4
  American Express Financial Advisors           218          182(B)         20.2          735(A)         669(B)          9.9
  American Express Bank                           6           29           (79.1)          96            102            (6.1)
                                          ---------    ---------                    ---------      ---------
                                                953          817            16.7        3,683          3,201            15.0
  Corporate and other                           (57)         (54)           (5.8)        (238)          (214)          (11.1)
                                          ---------    ---------                    ---------      ---------

NET INCOME                                $     896    $     763(B)         17.5    $   3,445(A)   $   2,987(B)         15.3
                                          =========    =========                    =========      =========

Certain prior period amounts have been reclassified to conform to current year presentation.

Note: Fourth quarter 2004 results reflect aggregate restructuring charges of $102 million pretax ($66 million after-tax) for initiatives executed during 2004, of which $79 million was recorded in human resources and $23 million within other operating expenses. In addition, other operating expenses include a $117 million net gain recorded in the fourth quarter on the sale of AEBF's leasing product line.

(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax) related to the January 1, 2004 adoption of SOP 03-1.

(B) Reflects a $20 million non-cash pretax charge ($13 million after-tax) related to the December 31, 2003 adoption of FIN 46, as revised.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                         FINANCIAL SUMMARY (CONTINUED)
                                  (UNAUDITED)

                                                               Quarters Ended
                                                                December 31,
                                                          ----------------------       Percentage
                                                            2004          2003          Inc/(Dec)
                                                          --------      --------      ------------
EARNINGS PER COMMON SHARE

BASIC
   Income before accounting change                        $   0.72      $   0.61              18.0%

   Net income                                             $   0.72      $   0.60(B)           20.0%
                                                          ========      ========

   Average common shares outstanding (millions)              1,242         1,277              (2.7)%
                                                          ========      ========

DILUTED
   Income before accounting change                        $   0.71      $   0.60              18.3%

   Net income                                             $   0.71      $   0.59(B)           20.3%
                                                          ========      ========

   Average common shares outstanding (millions)              1,270         1,299              (2.2)%
                                                          ========      ========

Cash dividends declared per common share                  $   0.12      $   0.10              20.0%
                                                          ========      ========

                                                                Years Ended
                                                                December 31,
                                                          ----------------------       Percentage
                                                            2004          2003          Inc/(Dec)
                                                          --------      --------      ------------
EARNINGS PER COMMON SHARE

BASIC
   Income before accounting change                        $   2.79      $   2.34              19.2%

   Net income                                             $   2.74(A)   $   2.33(B)           17.6%
                                                          ========      ========

   Average common shares outstanding (millions)              1,259         1,284              (2.0)%
                                                          ========      ========

DILUTED
   Income before accounting change                        $   2.74      $   2.31              18.6%

   Net income                                             $   2.68(A)   $   2.30(B)           16.5%
                                                          ========      ========

   Average common shares outstanding (millions)              1,285         1,298              (1.0)%
                                                          ========      ========

Cash dividends declared per common share                  $   0.44      $   0.38              15.8%
                                                          ========      ========

Note: Fourth quarter 2004 results reflect aggregate restructuring charges of $102 million pretax ($66 million after-tax) for initiatives executed during 2004, of which $79 million was recorded in human resources and $23 million within other operating expenses. In addition, other operating expenses include a $117 million net gain recorded in the fourth quarter on the sale of AEBF's leasing product line.

(A) Reflects a $109 million non-cash pretax charge ($71 million after-tax), or $0.05, on a basic per share basis and $0.06 on a diluted per share basis, related to the January 1, 2004 adoption of SOP 03-1.


(B) Reflects a $20 million non-cash pretax charge ($13 million after-tax), or $0.01 per share on both a basic and diluted basis, related to the December 31, 2003 adoption of FIN 46, as revised.

                       SELECTED STATISTICAL INFORMATION
                                  (Unaudited)

                                                         Quarters Ended
                                                          December 31,
                                                     ---------------------     Percentage
                                                       2004         2003        Inc/(Dec)
                                                     --------     --------     -----------
Return on average total shareholders' equity (C)         22.0%        20.6%
Common shares outstanding (millions)                    1,249        1,284            (2.7)%
Book value per common share                          $  12.83     $  11.93              7.5%
Shareholders' equity (billions)                      $   16.0     $   15.3              4.6%

                                                         Years Ended
                                                         December 31,
                                                     ---------------------     Percentage
                                                       2004         2003        Inc/(Dec)
                                                     --------     --------     -----------
Return on average total shareholders' equity (C)         22.0%        20.6%
Common shares outstanding (millions)                    1,249        1,284            (2.7)%
Book value per common share                          $  12.83     $  11.93             7.5%
Shareholders' equity (billions)                      $   16.0     $   15.3             4.6%



(C) Computed on a trailing 12-month basis using total shareholders' equity as included in the Consolidated Financial Statements prepared in accordance with GAAP.